Exhibit 24.1

POWER OF ATTORNEY

I appoint Kofi A. Bruce and Richard C. Allendorf, together and separately, to be my attorneys-in-fact. This means they may, in my name and place:

*

Sign (i) the registration statement on Form S-3 for the registration of the offer and sale of equity and debt securities by General Mills, Inc. and (ii) the registration statement on Form S-4 relating to General Mills, Inc.’s offer to exchange up to $605,238,000 aggregate principal amount of its outstanding 3.000% Notes due 2051 for a like principal amount of its 3.000% Notes due 2051 that have been registered under the Securities Act of 1933, as amended, and any amendments (including post-effective amendments) to those registration statements;

*

File the registration statements mentioned above on Form S-3 and Form S-4 (with exhibits and related documents) and any amendments and supplements thereto (with exhibits and related documents) with the Securities and Exchange Commission;

*	Perform the acts that need to be done concerning these filings; and

*	Name others to take their place.

I am responsible for everything my attorneys-in-fact do when acting lawfully within the scope of this Power of Attorney.

/s/ R. Kerry Clark	/s/ Elizabeth C. Lempres
R. Kerry Clark Dated: March 17, 2021	Elizabeth C. Lempres Dated: March 5, 2021

/s/ David M. Cordani	/s/ Diane L. Neal
David M. Cordani Dated: March 4, 2021	Diane L. Neal Dated: March 10, 2021

/s/ Roger W. Ferguson Jr.	/s/ Steve Odland
Roger W. Ferguson Jr. Dated: March 10, 2021	Steve Odland Dated: March 4, 2021

/s/ Maria A. Sastre
Jeffrey L. Harmening	Maria A. Sastre Dated: March 10, 2021

/s/ Maria G. Henry	/s/ Eric D. Sprunk
Maria G. Henry Dated: March 17, 2021	Eric D. Sprunk Dated: March 17, 2021

/s/ Jo Ann Jenkins	/s/ Jorge A. Uribe
Jo Ann Jenkins Dated: March 10, 2021	Jorge A. Uribe Dated: March 31, 2021